Exhibit 99.1

Actuant Reports Strong Fourth Quarter Results; Announces Stock Repurchase Program

MILWAUKEE--(BUSINESS WIRE)--September 28, 2011--Actuant Corporation (NYSE: ATU) today announced results for its fourth quarter ended August 31, 2011.

Highlights

  A 61% increase in diluted earnings per share from continuing operations (“EPS”) to $0.50, compared to $0.31 in the comparable prior year quarter (excluding prior year restructuring charges, see attached reconciliation of earnings.)
  Consolidated 10% year-over-year increase in core revenue (total sales less the impact of acquisitions, divestitures and foreign currency rate changes) with double digit growth in both the Industrial and Energy segments.
  Year-over-year operating profit margin expansion of 120 basis points, excluding prior year restructuring costs.
  Strong cash flow from operations totaling $76 million.
  Completed the previously announced acquisition of Weasler Engineering, Inc. (“Weasler”), adding broad agriculture exposure to the portfolio.
  Today’s announcement of a stock repurchase program.
  Maintained fiscal 2012 sales and EPS outlook of $1.60-$1.65 billion and $1.80-$2.00, respectively, excluding the impact of future acquisitions and potential share repurchases.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “Actuant’s strong fourth quarter performance reflects terrific execution and continued momentum in our key end markets. In particular, we were pleased to see consolidated double-digit core sales growth for the sixth straight quarter despite tougher comparables. Fourth quarter core revenue increased 10%, above the high-end of our expectations with strong growth in both Energy and Industrial. The higher volumes, along with continued margin improvement, drove the robust 61% EPS growth. Free cash flow also exceeded our forecast due to higher earnings and effective working capital management.”

Consolidated Results from Continuing Operations

Consolidated sales for the fourth quarter were $403 million, 30% higher than the comparable prior year quarter. Core sales increased 10% with acquisitions contributing an additional 14% and the weaker U.S. dollar adding 6%. Earnings and EPS from continuing operations were $37.3 million and $0.50, respectively, compared to $20.9 million and $0.29 in the comparable prior year quarter. Fourth quarter fiscal 2010 results included $2.4 million of pre-tax restructuring costs. Excluding this item, fiscal 2011 fourth quarter EPS from continuing operations of $0.50 was 61% higher than the $0.31 in the prior year. (See attached reconciliation of earnings.)

For the fiscal year ended August 31, 2011, sales were $1,445 million, 25% higher than the $1,161 million in the prior year. Excluding the impact of the weaker U.S. dollar (+2%) and acquisitions (+10%), core sales for the year increased 13%. Earnings and EPS from continuing operations for the year ended August 31, 2011 were $124.5 million, or $1.68 per diluted share, compared to $70.4 million, or $0.97 per diluted share in the prior year. Fiscal 2010 results included pre-tax restructuring costs as well as income tax adjustments. Excluding these items, current year EPS of $1.68 was 56% higher than the $1.08 in the prior year. (See attached reconciliation of earnings.)

Commenting on the full year results, Arzbaecher stated, “Fiscal 2011 again demonstrated the value of Actuants growth oriented, ROIC focused business model. We generated 56% EPS growth and 150 basis points of operating margin improvement, while investing in our Growth + Innovation initiatives. We delivered core sales growth for the year of 13%, while continuing to reposition the portfolio towards higher growth markets. We generated $172 million in cash from operations and deployed $313 million in acquisitions, while also reducing our debt leverage and expanding our bank facility. I am extremely pleased with the efforts of the global Actuant team this past year and am equally encouraged about the opportunities that lie ahead in fiscal 2012.”

Discontinued Operations

Discontinued operations in the fourth quarter of fiscal 2011 included final deferred tax adjustments related to the divestiture of the European Electrical business. For the full year, discontinued operations represent the operating results as well as a non-cash asset impairment charge for the European Electrical business, which was divested in the second quarter of fiscal 2011.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2011	2010	2011	2010
Sales	$108.9	$85.7	$393.0	$300.0
Operating Profit	$28.6	$21.4	$98.4	$66.3
Adjusted Operating Profit(1)	$28.6	$21.8	$98.4	$72.2
Adjusted Operating Profit %(1)	26.2%	25.4%	25.0%	24.1%

(1) Excludes restructuring costs of $0.4 million and $5.8 million for the three and twelve months ended August 31, 2010.

Fourth quarter fiscal 2011 Industrial segment sales were $109 million, 27% higher than the prior year. Excluding foreign currency rate changes (+8%), Industrial segment core sales increased 19%. The strong year-over-year growth rate was driven by continued robust global demand across nearly all served markets. In addition, new product introductions and a focused effort on higher growth vertical markets contributed to the sales increase. Adjusted operating profit margins improved 80 basis points year-over-year due to incremental volumes, partially offset by unfavorable mix resulting from higher Integrated Solutions sales.

Energy Segment
(US $ in millions)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2011	2010	2011	2010
Sales	$82.7	$61.2	$293.1	$235.7
Operating Profit	$17.2	$8.2	$49.3	$30.7
Adjusted Operating Profit(2)	$17.2	$8.3	$49.3	$32.7
Adjusted Operating Profit %(2)	20.7%	13.5%	16.8%	13.9%

(2) Excludes restructuring costs of $0.1 million and $2.0 million for the three and twelve months ended August 31, 2010.

Fiscal 2011 fourth quarter year-over-year Energy segment sales increased 35% to $83 million. Excluding the 1% contribution from acquisitions and 6% favorable impact from foreign currency rate changes, core sales increased 28% due primarily to higher activity levels across virtually all of the segment’s primary markets. Notably, increased capital project activity in oil & gas, maintenance related spending in North America and emerging markets, and strong sales to the power generation market were among the primary drivers. Fiscal 2011 fourth quarter adjusted operating profit margins improved 720 basis points year-over-year due to operating leverage on the higher volumes.

Electrical Segment
(US $ in millions)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2011	2010	2011	2010
Sales	$80.1	$62.7	$286.0	$233.7
Operating Profit	$6.5	$6.5	$20.7	$19.9
Adjusted Operating Profit(3)	$6.5	$7.4	$20.7	$24.4
Adjusted Operating Profit %(3)	8.1%	11.9%	7.2%	10.4%

(3) Excludes restructuring costs of $0.9 million and $4.5 million for the three and twelve months ended August 31, 2010.

Electrical segment fiscal 2011 fourth quarter sales were $80 million, 28% higher than the comparable prior year quarter. Excluding foreign currency rate changes (+2%) and the Mastervolt acquisition (+26%), core sales were unchanged as most of the segments end markets including retail, wholesale distribution, marine and OEM remain sluggish. Results from Mastervolt, which was acquired in December 2010, reflect stable marine market sales and continued weak solar inverter product sales; however, excessive solar channel inventory levels have started to modestly improve. Fourth quarter adjusted operating margins improved 130 basis points sequentially from the third quarter on flat sales due to the benefit of pricing and cost reduction actions, but declined year-over-year due to acquisition mix.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2011	2010	2011	2010
Sales	$131.7	$100.8	$473.2	$391.1
Operating Profit	$16.4	$9.5	$63.6	$31.7
Adjusted Operating Profit(4)	$16.4	$10.2	$63.6	$35.3
Adjusted Operating Profit %(4)	12.5%	10.2%	13.4%	9.0%

(4) Excludes restructuring costs of $0.8 million and $3.6 million for the three and twelve months ended August 31, 2010.

Fourth quarter fiscal 2011 Engineered Solutions segment sales increased 31% from the prior year to $132 million. Excluding the impact of the Weasler acquisition (+25%) and the weaker U.S. dollar (+8%), year-over-year core sales declined modestly (-2%) as expected. The core sales decline is due primarily to European OEM plant holiday shutdowns which did not occur in the prior year as well as lower automotive revenues due to the anniversary of prior year new platform launches and lower lift gate sales. The segment continued to see solid demand from the global heavy-duty truck, agriculture and construction equipment markets. Fourth quarter adjusted operating margins increased 230 basis points year-over-year, despite Weasler acquisition related costs, due to continued operational improvements.

Corporate

Corporate expenses for the fourth quarter of fiscal 2011 were $11.7 million. The approximate $4 million year-over-year increase is due to Weasler transaction costs, idle facility charges, higher incentive compensation and Growth + Innovation initiative spending.

Financial Position

Net debt at August 31, 2011 was $481 million (total debt of $525 million less $44 million of cash), an increase of $82 million from the beginning of the quarter. In early June 2011, the Company deployed approximately $153 million of capital to fund the Weasler acquisition. Strong fourth quarter free cash flow was used to reduce revolver borrowings. Availability under the Company’s $600 million revolver was approximately $540 million at August 31, 2011.

Stock Repurchase Program

The Company announced that its Board of Directors unanimously approved a stock repurchase program covering up to seven million shares, or approximately 10%, of its outstanding Class A common stock.

"At current trading levels, the Board of Directors believes that our stock is an attractive investment for Actuant and its shareholders," said Arzbaecher. "Consistent with our business model, the primary and preferred use of our cash flow will continue to be reinvestment in our business through both organic and acquisition opportunities. However, in light of recent stock market volatility, we believe initiating a stock repurchase program will provide us the flexibility to respond when attractive opportunities arise to acquire shares."

Outlook

Arzbaecher continued, “Our outlook for fiscal 2012 assumes that the global economy and worldwide industrial activity continue to reflect modest expansion, albeit not at the same level experienced in fiscal 2011. We expect to benefit from momentum in our later cycle businesses as well as new products and emerging market growth. On a consolidated basis, we expect core sales growth to continue to moderate as fiscal 2012 unfolds, with full year core sales growth in the range of 5%-8%. We are projecting fiscal 2012 EPS of $1.80-$2.00 on sales of approximately $1.60-$1.65 billion. Projected free cash flow for fiscal 2012 is $155-$165 million. We expect first quarter fiscal 2012 sales in the $365-$375 million range and EPS of $0.40-$0.45, which at the mid-point is an 18% year-over-year improvement. Our guidance excludes the impact of future acquisitions and any share repurchases, as the timing and investment levels are both unknown.

We believe that global macro trends such as energy demand, globalization, expanding infrastructure and food requirements, combined with our continued investments in acquisitions, new products, emerging markets, and continuous improvement initiatives will enable Actuant to deliver profitable, sustainable growth and shareholder value."

Conference Call Information

An investor conference call is scheduled for 10am CT today, September 28, 2011. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

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Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$44,221	$40,222
Accounts receivable, net	223,760	185,693
Inventories, net	223,235	146,154
Deferred income taxes	32,461	30,701
Other current assets	22,807	12,578
Current assets of discontinued operations	-	44,802
Total current assets	546,484	460,150

Property, plant and equipment, net	128,649	108,382
Goodwill	888,466	704,889
Other intangible assets, net	479,406	336,978
Other long-term assets	13,676	11,304

Total assets	$2,056,681	$1,621,703

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$170,084	$130,051
Accrued compensation and benefits	71,639	53,212
Short term borrowings and current maturities of debt	2,690	-
Income taxes payable	19,342	17,903
Other current liabilities	66,548	74,561
Current liabilities of discontinued operations	-	37,695
Total current liabilities	330,303	313,422

Long-term debt	522,727	367,380
Deferred income taxes	165,945	110,230
Pension and postretirement benefit accruals	18,864	28,072
Other long-term liabilities	99,829	62,878

Shareholders' equity
Capital stock	13,731	13,610
Additional paid-in capital	(154,231)	(175,157)
Retained earnings	1,077,192	968,373
Accumulated other comprehensive loss	(17,679)	(67,105)
Stock held in trust	(2,137)	(1,934)
Deferred compensation liability	2,137	1,934
Total shareholders' equity	919,013	739,721

Total liabilities and shareholders' equity	$2,056,681	$1,621,703

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2011	2010	2011	2010

Net sales	$403,436	$310,362	$1,445,323	$1,160,508
Cost of products sold	248,455	195,783	889,424	733,256
Gross profit	154,981	114,579	555,899	427,252

Selling, administrative and engineering expenses	90,409	71,041	334,862	283,463
Amortization of intangible assets	7,621	5,946	27,467	22,017
Operating profit	56,951	37,592	193,570	121,772

Financing costs, net	8,479	7,744	32,119	31,859
Other expense, net	968	349	2,244	711
Earnings from continuing operations before income
tax expense	47,504	29,499	159,207	89,202

Income tax expense	10,171	8,590	34,711	18,846
Earnings from continuing operations	37,333	20,909	124,496	70,356
Income (loss) from discontinued operations, net of income taxes	4,049	(37,723)	(12,937)	(46,325)
Net earnings (loss)	$41,382	$(16,814)	$111,559	$24,031

Earnings from continuing operations per share
Basic	$0.55	$0.31	$1.82	$1.04
Diluted	0.50	0.29	1.68	0.97

Earnings (loss) per share
Basic	$0.61	$(0.25)	$1.63	$0.36
Diluted	0.55	(0.22)	1.50	0.35

Weighted average common shares outstanding
Basic	68,391	67,716	68,254	67,624
Diluted	75,279	74,369	75,305	74,209

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2011	2010	2011	2010

Operating Activities
Net earnings	$41,382	$(16,814)	$111,559	$24,031
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	14,853	12,796	52,996	51,875
Net loss (gain) on disposal of businesses	(4,049)	-	11,695	(334)
Stock-based compensation expense	2,665	2,355	10,758	8,399
Provision (benefit) for deferred income taxes	8,778	(3,558)	6,480	(2,876)
Amortization of debt discount and debt issuance costs	495	1,005	2,904	3,969
Impairment charges	-	36,139	-	36,139
Other non-cash adjustments	(28)	(148)	(46)	(855)
Changes in components of working capital and other:
Accounts receivable	24,731	14,048	(2,564)	(14,507)
Expiration of accounts receivable securitization program	-	-	-	(37,106)
Inventories	9,647	(4,065)	(29,909)	(7,964)
Prepaid expenses and other assets	344	1,445	5,876	3,817
Trade accounts payable	(11,242)	8,047	7,158	32,727
Income taxes payable	(2,749)	6,765	4,155	16,000
Accrued compensation and benefits	11,532	10,367	12,178	27,361
Other accrued liabilities	(19,891)	(16,870)	(21,674)	(19,590)
Net cash provided by operating activities	76,468	51,512	171,566	121,086

Investing Activities
Proceeds from sale of property, plant and equipment	1,420	163	1,779	1,236
Proceeds from sale of businesses	-	-	3,463	7,516
Capital expenditures	(8,253)	(6,753)	(23,096)	(19,966)
Business acquisitions, net of cash acquired	(153,409)	(16,618)	(313,456)	(45,866)
Net cash used in investing activities	(160,242)	(23,208)	(331,310)	(57,080)

Financing Activities
Net borrowings (repayments) on revolving credit facilities	58,190	(14,495)	58,204	(14,313)
Issuance of term loan	-	-	100,000	-
Repurchases of 2% Convertible Notes	-	-	(34)	(22,894)
Debt issuance costs	-	-	(5,197)	-
Stock option exercises and related tax benefits	950	1,623	8,235	3,315
Cash dividend	-	-	(2,716)	(2,702)
Net cash provided by (used in) financing activities	59,140	(12,872)	158,492	(36,594)

Effect of exchange rate changes on cash	556	2,509	5,251	1,425
Net increase (decrease) in cash and cash equivalents	(24,078)	17,941	3,999	28,837
Cash and cash equivalents - beginning of period	68,299	22,281	40,222	11,385
Cash and cash equivalents - end of period	$44,221	$40,222	$44,221	$40,222

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2010 (1)					FISCAL 2011 (1)
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$65,308	$69,235	$79,744	$85,696	$299,983	$87,392	$88,935	$107,759	$108,927	$393,013
ENERGY SEGMENT	64,065	53,862	56,645	61,151	235,723	70,743	61,587	78,002	82,728	293,060
ELECTRICAL SEGMENT	54,065	54,927	61,967	62,743	233,702	55,396	70,176	80,329	80,112	286,013
ENGINEERED SOLUTIONS SEGMENT	89,202	89,414	111,712	100,772	391,100	104,881	110,000	126,687	131,669	473,237
TOTAL	$272,640	$267,438	$310,068	$310,362	$1,160,508	$318,412	$330,698	$392,777	$403,436	$1,445,323

% SALES GROWTH
INDUSTRIAL SEGMENT	-28%	-3%	27%	39%	5%	34%	28%	35%	27%	31%
ENERGY SEGMENT	-13%	-10%	-9%	-4%	-9%	10%	14%	38%	35%	24%
ELECTRICAL SEGMENT	-20%	-8%	10%	7%	-3%	2%	28%	30%	28%	22%
ENGINEERED SOLUTIONS SEGMENT	-14%	23%	46%	31%	19%	18%	23%	13%	31%	21%
TOTAL	-19%	1%	20%	19%	4%	17%	24%	27%	30%	25%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$13,854	$15,847	$20,703	$21,778	$72,182	$20,187	$20,149	$29,517	$28,562	$98,415
ENERGY SEGMENT	11,502	5,615	7,326	8,283	32,726	11,858	6,792	13,545	17,150	49,345
ELECTRICAL SEGMENT	4,073	5,539	7,309	7,446	24,367	3,760	4,945	5,462	6,516	20,683
ENGINEERED SOLUTIONS SEGMENT	5,481	6,007	13,554	10,242	35,284	13,802	13,425	19,977	16,408	63,612
CORPORATE / GENERAL	(5,471)	(5,561)	(7,351)	(7,710)	(26,093)	(8,035)	(8,265)	(10,500)	(11,685)	(38,485)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$29,439	$27,447	$41,541	$40,039	$138,466	$41,572	$37,046	$58,001	$56,951	$193,570
RESTRUCTURING CHARGES	(2,831)	(9,968)	(1,448)	(2,447)	(16,694)	-	-	-	-	-
TOTAL	$26,608	$17,479	$40,093	$37,592	$121,772	$41,572	$37,046	$58,001	$56,951	$193,570

OPERATING PROFIT %
INDUSTRIAL SEGMENT	21.2%	22.9%	26.0%	25.4%	24.1%	23.1%	22.7%	27.4%	26.2%	25.0%
ENERGY SEGMENT	18.0%	10.4%	12.9%	13.5%	13.9%	16.8%	11.0%	17.4%	20.7%	16.8%
ELECTRICAL SEGMENT	7.5%	10.1%	11.8%	11.9%	10.4%	6.8%	7.0%	6.8%	8.1%	7.2%
ENGINEERED SOLUTIONS SEGMENT	6.1%	6.7%	12.1%	10.2%	9.0%	13.2%	12.2%	15.8%	12.5%	13.4%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	10.8%	10.3%	13.4%	12.9%	11.9%	13.1%	11.2%	14.8%	14.1%	13.4%

EBITDA
INDUSTRIAL SEGMENT	$15,633	$16,639	$21,632	$24,268	$78,172	$22,449	$22,245	$31,227	$30,680	$106,601
ENERGY SEGMENT	15,493	10,072	11,353	11,731	48,649	15,745	10,475	16,778	21,488	64,486
ELECTRICAL SEGMENT	5,675	6,988	8,632	8,876	30,171	5,067	8,075	8,208	9,390	30,740
ENGINEERED SOLUTIONS SEGMENT	8,981	10,168	17,373	14,379	50,901	17,184	16,346	23,878	20,046	77,454
CORPORATE / GENERAL	(4,771)	(4,339)	(6,542)	(7,252)	(22,904)	(7,161)	(7,709)	(9,462)	(10,769)	(35,101)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$41,011	$39,528	$52,448	$52,002	$184,989	$53,284	$49,432	$70,629	$70,835	$244,180
RESTRUCTURING CHARGES	(2,831)	(9,968)	(1,448)	(2,447)	(16,694)	-	-	-	-	-
TOTAL	$38,180	$29,560	$51,000	$49,555	$168,295	$53,284	$49,432	$70,629	$70,835	$244,180

EBITDA %
INDUSTRIAL SEGMENT	23.9%	24.0%	27.1%	28.3%	26.1%	25.7%	25.0%	29.0%	28.2%	27.1%
ENERGY SEGMENT	24.2%	18.7%	20.0%	19.2%	20.6%	22.3%	17.0%	21.5%	26.0%	22.0%
ELECTRICAL SEGMENT	10.5%	12.7%	13.9%	14.1%	12.9%	9.1%	11.5%	10.2%	11.7%	10.7%
ENGINEERED SOLUTIONS SEGMENT	10.1%	11.4%	15.6%	14.3%	13.0%	16.4%	14.9%	18.8%	15.2%	16.4%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	15.0%	14.8%	16.9%	16.8%	15.9%	16.7%	14.9%	18.0%	17.6%	16.9%

ACTUANT CORPORATION
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)	FISCAL 2010 (1)					FISCAL 2011 (1)
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
OPERATING PROFIT (LOSS), EXCLUDING RESTRUCTURING CHARGES

INDUSTRIAL SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$13,676	$10,937	$20,374	$21,357	$66,344	$20,187	$20,149	$29,517	$28,562	$98,415
RESTRUCTURING CHARGES	178	4,910	329	421	5,838	-	-	-	-	-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$13,854	$15,847	$20,703	$21,778	$72,182	$20,187	$20,149	$29,517	$28,562	$98,415

ENERGY SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$11,359	$3,922	$7,203	$8,218	$30,702	$11,858	$6,792	$13,545	$17,150	$49,345
RESTRUCTURING CHARGES	143	1,693	123	65	2,024	-	-	-	-	-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$11,502	$5,615	$7,326	$8,283	$32,726	$11,858	$6,792	$13,545	$17,150	$49,345

ELECTRICAL SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$2,186	$4,373	$6,775	$6,519	$19,853	$3,760	$4,945	$5,462	$6,516	$20,683
RESTRUCTURING CHARGES	1,887	1,166	534	927	4,514	-	-			-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$4,073	$5,539	$7,309	$7,446	$24,367	$3,760	$4,945	$5,462	$6,516	$20,683

ENGINEERED SOLUTIONS
OPERATING PROFIT (GAAP MEASURE)	$5,053	$3,995	$13,170	$9,463	$31,681	$13,802	$13,425	$19,977	$16,408	$63,612
RESTRUCTURING CHARGES	428	2,012	384	779	3,603	-	-			-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$5,481	$6,007	$13,554	$10,242	$35,284	$13,802	$13,425	$19,977	$16,408	$63,612

CORPORATE
OPERATING LOSS (GAAP MEASURE)	$(5,666)	$(5,748)	$(7,429)	$(7,965)	$(26,808)	$(8,035)	$(8,265)	$(10,500)	$(11,685)	$(38,485)
RESTRUCTURING CHARGES	195	187	78	255	715	-	-	-	-	-
ADJUSTED OPERATING LOSS (NON-GAAP MEASURE)	$(5,471)	$(5,561)	$(7,351)	$(7,710)	$(26,093)	$(8,035)	$(8,265)	$(10,500)	$(11,685)	$(38,485)

NET EARNINGS (LOSS), EXCLUDING RESTRUCTURING CHARGES,
INCOME TAX ADJUSTMENTS AND DISCONTINUED OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$11,854	$7,157	$21,835	$(16,814)	$24,031	$25,890	$7,929	$36,358	$41,382	$111,559
RESTRUCTURING CHARGES, NET OF INCOME TAX	1,804	6,863	1,069	1,938	11,674	-	-	-	-	-
INCOME TAX ADJUSTMENTS	-	-	632	-	632	-	-	-	-	-
DISCONTINUED OPERATIONS, NET OF INCOME TAX	1,406	738	1,853	37,723	41,720	771	14,213	2,002	(4,049)	12,937
	$15,064	$14,758	$25,389	$22,847	$78,057	$26,661	$22,142	$38,360	$37,333	$124,496

DILUTED EARNINGS (LOSS) PER SHARE, EXCLUDING RESTRUCTURING
CHARGES, INCOME TAX ADJUSTMENTS, AND DISCONTINUED
OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$0.17	$0.10	$0.30	$(0.22)	$0.35	$0.35	$0.11	$0.49	$0.55	$1.50
RESTRUCTURING CHARGES, NET OF INCOME TAX	0.02	0.10	0.01	0.02	0.16	-	-	-	-	-
INCOME TAX ADJUSTMENTS	-	-	0.01	-	0.01	-	-	-	-	-
DISCONTINUED OPERATIONS, NET OF INCOME TAX	0.02	0.01	0.03	0.51	0.56	0.01	0.19	0.02	(0.05)	0.18
TOTAL (NON-GAAP MEASURE)	$0.21	$0.21	$0.35	$0.31	$1.08	$0.36	$0.30	$0.51	$0.50	$1.68

EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$11,854	$7,157	$21,835	$(16,814)	$24,031	$25,890	$7,929	$36,358	$41,382	$111,559
FINANCING COSTS, NET	8,538	7,798	7,779	7,744	31,859	7,552	8,238	7,850	8,479	32,119
INCOME TAX EXPENSE	4,529	2,020	3,706	8,590	18,846	6,911	6,169	11,460	10,171	34,711
DEPRECIATION & AMORTIZATION	11,853	11,847	11,222	12,312	47,234	12,160	12,883	12,959	14,852	52,854
DISCONTINUED OPERATIONS, NET OF INCOME TAX	1,406	738	6,458	37,723	46,325	771	14,213	2,002	(4,049)	12,937
EBITDA (NON-GAAP MEASURE)	$38,180	$29,560	$51,000	$49,555	$168,295	$53,284	$49,432	$70,629	$70,835	$244,180
RESTRUCTURING CHARGES	2,831	9,968	1,448	2,447	16,694	-	-	-	-	-
EBITDA (NON-GAAP MEASURE) - EXCLUDING DISCONTINUED
OPERATIONS AND RESTRUCTURING CHARGES	$41,011	$39,528	$52,448	$52,002	$184,989	$53,284	$49,432	$70,629	$70,835	$244,180

ACTUANT CORPORATION
FOOTNOTES FOR SUPPLEMENTAL UNAUDITED DATA AND RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)

As a result of the global economic downturn in 2009, the Company implemented various restructuring initiatives aimed at reducing its cost structure and improving operational performance.  These restructuring actions were substantially completed at August 31, 2010.  Fiscal 2011 fourth quarter and year-to-date operating results include $628 and $2,310 of restructuring charges, respectively, which are included in segment operating profit, EBITDA and earnings per share, as the amounts are not significant.  However, fiscal 2010 operating profit, EBITDA and earnings per share amounts exclude restructuring charges for comparability purposes.

A summary of restructuring charges included in cost of products sold is as follows:
		FISCAL 2010					FISCAL 2011
		Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

	Restructuring - cost of products sold	$54	$692	$92	$259	$1,097	$-	$-	$-	$-	$-

(2)

Net earnings and diluted earnings per share excluding restructuring charges (2010 only), income tax adjustments and discontinued operations represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes.  These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the Company's operating performance.  However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies.  The total of the individual components may not equal due to rounding.

(3)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and discontinued operations.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.  The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562